CLOSING BINDER

SHARE ACQUISITION AND EXCHANGE AGREEMENT

dated March 30, 2005

between and among

SGK Nanostructures, Inc.,
the Shareholders of
SGK Nanostructures, Inc.

and

DK Investors, Inc.

Prepared by Counsel to DK Investors, Inc. Arent Fox, PLLC 1675 Broadway, New York, New York 10019 Phone: 212.484.3900 Fax: 212.484.3990

CLOSING BINDER INDEX

DKII: SGK: SGK Shareholders:	DK Investors, Inc. SGK Nanostructures, Incorporated Norman Fuchs Lawrence Goldstein Philip F. Palmedo Gregory A. Konesky

Closing Date:	March 30, 2005

1.	Written Consent of Sole Director of DKII

2.	Share Acquisition and Exchange Agreement

3.	Minutes of Special Meeting of the Shareholders of DKII

4.	Certificate of Amendment of the Certificate of Incorporation of DKII

5.	SGK Share Certificates 1,2, 3 and 5 Issued to the SGK Shareholders duly endorsed and delivered to DKII

6.	DKI Share Certificates NU1124 – 1127 Issued to the SGK Shareholders

7.	Resignation of Harry Nadler

8.	Resignation of Steven Dreyer

9.	Cross-Receipt

10.	Letter from DKII to SGK Returning SGK Share Certificates 1, 2, 3 an 5 for cancellation and requesting issuance of one 480,000 share certificate in replacement thereof.

11.	SGK Share Certificate 6 issued to DKII in the amount of 480,000 shares.

12.	Opinion of Arent Fox PLLC, counsel for DKII, issued to SGK.

13.	Bill from Arent Fox PLLC (paid at closing)

TABLE OF CONTENTS

(continued)

	5.8	Employees; Benefits.	Page 12
	5.9	Tax Matters.	12
6.	CLOSING CONDITIONS		13
	6.1	Conditions to the Obligations of SGK and the SGK Shareholders to Close	13
	6.2	Conditions to DKII's Obligation to Close	13
7.	NOTICES		13
8.	MISCELLANEOUS		14
	8.1	Entire Agreement.	14
	8.2	Waiver	14
	8.3	Amendment	14
	8.4	Construction	15
	8.5	Assignment	15
	8.6	Costs and Expenses	15
	8.7	Non-Impairment of Rights	15
	8.8	Counterparts	15
	8.9	Governing Law	15

Share Acquisition and Exchange Agreement dated March 30, 2005 between and among SGK Nanostructures, Inc. ("SGK"), a corporation organized under the laws of New York having an office for the transaction of business at 5 Flagpole Lane, East Setauket, New York 11733; the undersigned shareholders of SGK (the "SGK Shareholders"), and DK Investors, Inc. ("DKII"), a corporation organized under the laws of New York having an office for the transaction of business at 90 Park Avenue, 16th Floor , New York, New York 10016.

       WHEREAS, the SGK Shareholders own the SGK Shares, free and clear of all Liens; and

WHEREAS, DKII and the SGK Shareholders, pursuant to the terms, and subject to the conditions set forth in this Agreement, desire to undertake a tax-free acquisition of SGK by DKII in a reorganization transaction under Code §368(a)(1)(B), pursuant to which the SGK Shareholders will receive shares of DKII Common Stock in exchange for the SGK Shares,

NOW, THEREFORE, in consideration of the foregoing, and the mutual terms, covenants and conditions hereinbelow set forth, the parties agree, as follows:

1.           DEFINITIONS AND INTERPRETATION

1.1           In this Agreement:

"Affiliate" means, when referring to a Person, the Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person;

"Affiliated Group" means any affiliated group within the meaning of Code § 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

"Benefit Plan" and "Benefit Plans" have the meanings attributed to such terms in Section 3.11.3;

"Claim" has the meaning attributed to such term in Section 8.10.1;

"Claim Notice" has the meaning attributed to such term in Section 5.3;

"Closing" means closing of the exchange of the SGK Shares for the Shares in accordance with the terms, and subject to the conditions of this Agreement;

"Closing Date" means March 30, 2005, or such other date as the Parties shall mutually agree upon in writing;

"Code" means the Internal Revenue Code of 1986, as amended;

"Commission" means the United States Securities and Exchange Commission.

"Controlling Party" has the meaning attributed to such term in Section 5.4.1;

"DKII Common Stock" means the common stock, $.0001 par value per share, of DKII.

"Expenses" means any and all reasonable out-of-pocket expenses incurred in connection with investigating, defending or asserting any Claim, action, suit or proceeding (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals);

"Governmental Entity" has the meaning attributed to such term in Section 3.2;

"Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not;

"Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Income Tax, including any schedule or attachment thereto, and including any amendment thereof;

"Intellectual Property Right" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, URL's, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium);

"Liabilities" mean any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto;

"Lien" means any right which (a) shall entitle any Person to terminate, amend, accelerate or cancel any agreement, option, license or other instrument to which SGK is a party by reason of the occurrence of (i) a violation, breach or default thereunder by SGK; or (ii) an event which with or without notice or lapse of time or both would become a default thereunder; or (b) if exercised by the holder thereof, will (i) entitle such Person to accelerate the performance of any obligations or the payment of any sums owed by SGK under any agreement, option, license or other instrument, or (ii) result in any loss of any benefit under, or the creation of any pledges, claims, equities, options, liens, charges, call rights, rights of first refusal, "tag" or "drag" along rights, encumbrances and security interests of any kind or nature whatsoever on any of the property or assets of SGK;

Material Adverse Effect" means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of DKII or SGK, as the case may be, taken as a whole, or on the ability of any Party to consummate timely the transactions contemplated hereby;

"Parties" means collectively, DKII and SGK; "Party" means DKII or SGK, individually

"Person" means a natural person, company, corporation, partnership, association, trust or any unincorporated organization;

"Rule 144" means Rule 144 promulgated by the Commission under the Securities Act.

"Securities Act" means the United States Securities Act of 1933, as amended. "SGK

Shares" has the meaning attributed thereto in Section 3.2.1 of this Agreement.. "Shares" has the meaning attributed thereto in Section 2.1 of this Agreement.

"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.;

"Taxation Authority" means any federal, state, local or foreign governmental agency, department or other entity which is authorized by applicable law to assess and collect Taxes; and

"Treas. Reg." means the regulations promulgated by the United States Department of the Treasury under the Code, as amended.

1.2    Interpretation.

1.2.1 As used in this Agreement, unless the context clearly indicates otherwise:

                (a) words used in the singular include the plural and words in the plural include the singular;

            (b) reference to any Person includes such person's successors and assigns, but only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

            (c)reference to any gender includes the other gender;

(d) whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or "but not limited to" or words of similar import;

(e) reference to any Section means such Section of this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition;

(f) the words "herein," "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(h) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability, and reference to any particular provision of any law shall be interpreted to include any revision of or successor to that provision regardless of how numbered or classified;

(i) relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including"; and

the titles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement.

        1.2.2 This Agreement was negotiated by the parties with the benefit of legal representation, and no rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall apply to any construction or interpretation hereof. This Agreement shall be interpreted and construed to the maximum extent possible so as to uphold the enforceability of each of the terms and provisions hereof, it being understood and acknowledged that this Agreement was entered into by the parties after substantial negotiations and with full awareness by the parties of the terms and provisions hereof and the consequences thereof.

        1.2.3 Where a statement in this Agreement is qualified by the expression "to the best of SGK's knowledge" or "so far as SGK is aware" or any similar expression shall be deemed to include SGK's actual knowledge and what SGK should have known after due and careful inquiry of the President, the members of the Board of Directors and any relevant person(s) involved in the management of the business of SGK. Except for statements qualified by SGK after due and careful inquiry, in the manner set forth in the first sentence of this subsection, SGK shall be liable for any erroneous or untrue statement, warranty or representation that it may make in this Agreement, irrespective of whether the error contained therein or the untruth thereof shall have resulted from negligence or intent on the part of SGK.

2. ACQUISITION OF SGK BY DKII; CLOSING

2.1
Exchange of the SGK Shares for the Shares. The SGK Shareholders shall exchange, transfer and assign all of the SGK Shares to DKII, and DKII shall issue and deliver and aggregate of 4,750,000 shares of DKII Common Stock (the "Shares") to the SGK Shareholders pursuant to the terms, and subject to the conditions of, this Agreement.

2.2
Closing. Closing shall take place at the offices of Arent Fox PLLC at 1675 Broadway,  34th Floor, New York, New York 10019. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed. The Closing shall occur at 9:00 AM New York local time on the Closing Date, or at such other time as the Parties may agree in writing.

2.3
SGK's Closing Obligations. At the Closing, SGK shall deliver to DKII all stock certificates evidencing the ownership of the SGK Shares by the SGK Shareholders, each of which shall have attached thereto blank stock powers dated the Closing Date and signed by the respective SGK Shareholder who is the owner and holder of such SGK Shares.

2.4      DKII's Closing Obligations. At the Closing, DKII shall deliver to the SGK Shareholders.

2.4.1 the written resignations of all of the officers and the sole director of DKII, effective as of the Closing Date; and

2.4.2 stock certificates evidencing the ownership of the Shares, issued in such denominations and to such of the SGK Shareholders as SGK shall designate in writing to DKII not less than three days prior to the Closing Date.

3.     REPRESENTATIONS AND WARRANTIES OF SGK

 SGK hereby warrants and represents to DKII, as of the date of this Agreement and with the same force and effect on the Closing Date as if then made, as follows:

3.1
Power and Authority. SGK is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets. SGK is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed. SGK has all requisite corporate power and authority to execute and deliver this Agreement and each instrument to be executed and delivered by SGK in connection with the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered by SGK prior to or at the Closing, the performance of its obligations hereunder and thereunder and the consummation by SGK of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of SGK, and no other corporate proceedings on the part of SGK are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by SGK, and, assuming this Agreement has been duly executed by DKII and the SGK Shareholders, this Agreement constitutes a valid and binding agreement of SGK, enforceable against SGK in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

3.2
Consents and Approvals. The execution and performance of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (a) conflict with or violate the Certificate of Incorporation or Bylaws of SGK, (b) conflict with or violate any statute, ordinance, rule, regulation, judgment, order, writ, injunction, decree or law applicable to SGK, or by which SGK or its properties or assets may be bound or affected, or (c) result in a violation or breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, any contract, agreement or arrangement to which SGK is a party, or the creation of Liens on any of the property or assets of SGK. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by SGK in connection with the execution of this Agreement by SGK or the consummation by it of the transactions contemplated hereby, except for the granting of the Liquor License application, and for such other consents, approvals, orders, authorizations, registrations, declarations or filings, the failure of which to obtain would not individually or in the aggregate have a Material Adverse Effect.

3.3
Authorized and Issued Capital Stock. SGK is authorized, pursuant to its Certificate of Incorporation, to issue 1,250,000 shares, of which 1,000,000 shares may be common stock, $.01 par value, and 250,000 shares may be preferred stock, $.01 par value. As of the date hereof 600,000 shares of SGK's common stock are issued and outstanding (the "SGK Shares"), and no shares of SGK's preferred stock are issued or outstanding.

3.4	Other Subsidiaries. SGK does not own, and has not agreed to acquire, any securities of any other corporation, or any other entity or business association of whatever kind.

3.5
Undisclosed Liabilities As of the Closing Date, SGK does not have any debts, liabilities  or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into on or prior to the Closing Date, or any transaction, series of transactions, action or inaction occurring on or prior to the Closing Date, or any state of facts or condition existing on or prior to the Closing Date (regardless of when such liability or obligation is asserted) except such debts, liabilities or obligations that have been disclosed to DKII in this Agreement or in financial statement of SGK heretofore delivered to DKII.

3.6    Intellectual Property

3.6.1 The activities of SGK (or of any licensee under any license granted by SGK) do not infringe or are not likely to infringe on any Intellectual Property Rights of any third party and no claim has been made, has been threatened, or is likely to be made or threatened, against any of the Companies or any such licensee in respect of such infringement.

3.6.2 Details of all registered Intellectual Property Rights (including applications to register the same) and all commercially significant unregistered Intellectual Property Rights owned or used by SGK are set out in Schedule 3.6.2.

3.6.3 Except for Intellectual Property Rights granted pursuant to shrinkwrap and similar licenses, SGK does not, as of the date hereof, use in its business any Intellectual Property Rights, other than the Intellectual Property Rights identified on Schedule 3.6.2, and is under no obligation to pay license fees or royalties for any Intellectual Property Rights other than those identified on said Schedule.

3.7
Real Property and Other Assets. SGK does not own or lease any real property and, except for the license agreement identified on Schedule 3,6.3 hereof, does not own, lease or license the use of any other assets.

3.8    Litigation and Complaints.

3.8.1 SGK is not engaged in any litigation or arbitration proceedings, and there are no such proceedings pending or threatened against or by SGK. To the best of SGK's knowledge, there are no matters or circumstances which are likely to give rise to any litigation or arbitration proceedings by or against SGK.

3.8.2 SGK is not subject to any investigation, inquiry or enforcement proceedings or processes by any Governmental Entity, and to the best of SGK's knowledge, there are no matters or circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.

3.9    Employees: Benefits.

3.9.1 SGK has two employees. There are no outstanding offers (whether accepted or not) of employment made to any Person by SGK.

3.9.2 SGK is a not party to or bound by any collective bargaining, shop or similar agreements.

3.9.3 SGK does not have any "employee benefit plans" including, but not limited to, employment contracts, bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control or other employee benefit plans, programs or arrangements, including those providing medical, dental, vision, disability, life insurance and vacation benefits, whether written or unwritten, qualified or unqualified, funded or unfunded, currently maintained, or contributed to, or required to be maintained or contributed to, by either of the Companies (each of which is referred to as a "Benefit Plan" and all of which are collectively referred to as the "Benefit Plans").

3.10     Tax Matters.

3.10.1 SGK has filed, all federal Income Tax Returns and all other material Tax Returns that it was required to file since the date of its organization.

3.10.2 SGK has paid all Taxes that it was required to pay since the date of its organization.

3.10.3 SGK is not currently the beneficiary of any extension of time within which to file any Tax Return.

3.10.4 There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of SGK.

3.10.5 There is no material dispute or claim concerning any Tax liability of SGK either (i) claimed or raised by any Taxation Authority in writing or (ii) as to which SGK has knowledge.

3.10.6 SGK:

              (a) has not filed a consent under Code §341(f) concerning collapsible corporations;

              (b) is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code §280G (or any corresponding provision of state, local, or foreign Tax law);

(c)            will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date; or

(d)            has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

3.10.7 SGK has not been a member of an Affiliated Group filing a consolidated federal income Tax Return other than an Affiliated Group.

4.    REPRESENTATIONS AND WARRANTIES OF THE SGK SHAREHOLDERS

Each of the SGK Shareholders hereby warrants and represents to DKII, individually for himself, but not jointly with any of the other SGK Shareholders, as of the date of this Agreement, and with the same force and effect on the Closing Date as if then made, as follows:

    4.1    Power and Authority.

4.1.1 Such SGK Shareholder has full power and authority to execute this Agreement, and to perform his respective obligations hereunder.

4.1.2 Such SGK Shareholder has good and marketable title to the SGK Shares owned by him free and clear of all Liens, and has full power and authority to exchange, transfer and deliver to DKII the SGK Shares owned by him.

4.1.3 Such SGK Shareholders is not a party to any voting agreement or other shareholder agreement with respect to his SGK Shares or ownership of SGK.

    4.2    Investment Representations.

4.2.1 Such SGK Shareholder is acquiring the DKII Shares to be delivered to him hereunder for his own account with the present intention of holding such securities for purposes of investment, and that he has no intention of selling such securities in a public distribution in violation of the federal securities laws of the United States of America.

4.2.2 Such SGK Shareholder understands that (a) the DKII Shares that he shall be acquiring hereunder are "Restricted Securities," as defined in Rule 144; (b) such securities have not been registered under the Securities Act, and are being issued in reliance on exemptions for private offerings contained in Section 4(2) of the Securities Act; (c) his DKII Shares may not be re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act; and (d) until such time as such SGK Shareholder's DKII Shares become eligible for sale by him, either pursuant to the registration of such shares under the Securities Act, or pursuant to a valid exemption from such registration, the certificates evidencing such SGK Shareholder's ownership of those DKII Shares shall contain the following legend:

"The shares of common stock evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). Such shares may not be sold, transferred, pledged, hypothecated or otherwise disposed of unless they have been so registered or the issuer of such shares shall have received an opinion of counsel satisfactory to it to the effect that registration thereof for purposes of transfer is not required under the Act or the securities laws of any state."

4.2.3 Such SGK Shareholder is fully aware of the restrictions on sale, transferability and assignment of his DKII Shares, and that he must bear the economic risk of retaining ownership of such securities for an indefinite period of time. Such SGK Shareholder is aware that (a) the DKII Shares will not be registered under the Securities Act; and (b) because the issuance of his DKII Shares has not been registered under the Securities Act, an investment in the DKII Shares cannot be readily liquidated if such SGK Shareholder desires to do so, but rather may be required to be held indefinitely.

5.    REPRESENTATIONS AND WARRANTIES OF DKII

DIM hereby warrants and represents to SGK and to each of the SGK Shareholders, as of the date of this Agreement and with the same force and effect on the Closing Date as if then made, as follows:

5.1
Power and Authority of DKII. DKII is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets. DKII is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed. DKII has all requisite corporate power and authority to execute and deliver this Agreement and each instrument to be executed and delivered by DKII in connection with the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered by DKII prior to or at the Closing, the performance of its obligations hereunder and thereunder and the consummation by DKII of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of DKII, and no other corporate proceedings on the part of DKII are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by DKII, and, assuming this Agreement is duly executed by SGK and the SGK Shareholders, this Agreement constitutes a valid and binding agreement of DKII, enforceable against DKII in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

5.2
Consents and Approvals. Assuming satisfaction of the condition set forth in Section 6.2.2 hereof, the execution and performance of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (a) conflict with or violate the Certificate of Incorporation or Bylaws of DKII, (b) conflict with or violate any statute, ordinance, rule, regulation, judgment, order, writ, injunction, decree or law applicable to DKII, or by which DKII or its properties or assets may be bound or affected, or (c) result in a violation or breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, any contract, agreement or arrangement to which DKII is a party, or the creation of Liens on any of the property or assets of DKII. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by DKII in connection with the execution of this Agreement by DKII or the consummation by it of the transactions contemplated hereby, except for consents, approvals, orders, authorizations, registrations, declarations or filings, the failure of which to obtain would not individually or in the aggregate have a Material Adverse Effect.

5.3Authorized and Issued Capital Stock. On the Closing Date:

5.3.1 DKII shall be authorized, pursuant to its Certificate of Incorporation, to issue 50,000,000 shares, 40,000,000 of which shall be common stock, $.0001 par value per share, and 10,000,000 of which shall be preferred stock, $.001 par value per share, issuable in one or more series; and

5.3.2 250,000 shares of DKII's common stock shall be issued and outstanding.

5.4	Other Subsidiaries. DKII does not own, and has not agreed to acquire, any securities of any other corporation, or any other entity or business association of whatever kind.

5.5
Undisclosed Liabilities As of the Closing Date, except for approximately $43,000 that shall be owed to its counsel, approximately $1,200 that will be owed for proxy statement printing expenses and approximately $500 that shall be owed to its transfer agent, DKII shall not have any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into on or prior to the Closing Date, or any transaction, series of transactions, action or inaction occurring on or prior to the Closing Date, or any state of facts or condition existing on or prior to the Closing Date (regardless of when such liability or obligation is asserted) except such debts, liabilities or obligations that have been disclosed to SGK in this Agreement or in financial statement of DKII heretofore delivered to SGK.

5.6	Real Property and Other Assets. DKII does not own or lease any real property and, does not own, lease or license the use of any other assets.

5.7      Litigation and Complaints.

5.7.1 DKII is not engaged in any litigation or arbitration proceedings, and there are no such proceedings pending or threatened against or by DKII. To the best of DKII's knowledge, there are no matters or circumstances which are likely to give rise to any litigation or arbitration proceedings by or against DKII.

5.7.2 DKII is not subject to any investigation, inquiry or enforcement proceedings or processes by any Governmental Entity, and to the best of DKII's knowledge, there are no matters or circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.

5.8        Employees; Benefits.

5.8.1 DKII has no employees. There are no outstanding offers (whether accepted or not) of employment made to any Person by DKII.

5.8.2 DKII is a not party to or bound by any collective bargaining, shop or similar agreements.

5.8.3 DKII does not have any "employee benefit plans" including, but not limited to, employment contracts, bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control or other employee benefit plans, programs or arrangements, including those providing medical, dental, vision, disability, life insurance and vacation benefits, whether written or unwritten, qualified or unqualified, funded or unfunded, currently maintained, or contributed to, or required to be maintained or contributed to, by either of the Companies (each of which is referred to as a "Benefit Plan" and all of which are collectively referred to as the "Benefit Plans").

5.9        Tax Matters.

5.9.1 DKII has filed, all federal Income Tax Returns and all other material Tax Returns that it was required to file since the date of its organization.

5.9.2 DKII has paid all Taxes that it was required to pay since the date of its organization.

5.9.3 DKII is not currently the beneficiary of any extension of time within which to file any Tax Return.

5.9.4 There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of DKII.

5.9.5 There is no material dispute or claim concerning any Tax liability of DKII either (i) claimed or raised by any Taxation Authority in writing or (ii) as to which DKII has knowledge.

5.9.6 DKII:

(a) has not filed a consent under Code §341(f) concerning collapsible corporations;

(b) is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code §280G (or any corresponding provision of state, local, or foreign Tax law);

(c) will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date; or

(d) has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(e)            DKII has not been a member of an Affiliated Group filing a consolidated federal income Tax Return other than an Affiliated Group.

6. CLOSING CONDITIONS

6.1
Conditions to the Obligations of SGK and the SGK Shareholders to Close. The  obligations of SGK and the SGK Shareholders to consummate the transactions contemplated hereby at the Closing is subject to the fulfillment to the satisfaction of SGK, or the waiver by SGK, at or prior to the Closing of each of the following conditions:

6.1.1 Each of the representations and warranties of DKII contained in Section 5 shall be true, correct and complete on and as of the Closing Date as though then made.

6.1.2 On or before the Closing Date, DKII's certificate of incorporation shall be amended to conform to the representations and warranties contained in Section 5.3 hereof.

6.2
Conditions to DKII's Obligation to Close. The obligation of DKII to consummate the transactions contemplated hereby at the Closing is subject to the fulfillment to the satisfaction of DKII, or the waiver by DKII, at or prior to the Closing, of each of the following conditions:

6.2.1 Each of the representations and warranties of SGK contained in Section 3 and of the SGK Shareholders contained in Section 4 shall be true, correct and complete on and as of the Closing Date as though then made.

7. NOTICES

7.1	All notices and other communications hereunder shall be in writing and shall be deemed given if sent by e-mail transmission (if receipt is electronically confirmed), or by a prepaid overnight courier service (if receipt is confirmed in writing) addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) In the case of SGK and/or the SGK Shareholders:

SGK Nanostructures, Inc.
5 Flagpole Lane
East Setauket, New York 11733
Attention: Norman Fuchs
e-mail address: nfuchs@athventures.com

with a copy to
David Duquette, Esq.
Greenberg Traurig, LLP
200 Campus Drive
Florham Park, NJ 07932-0677
e-mail address: DuquetteD@gtlaw.com

          (b) In the case of DKII:

DK Investors, Inc.
90 Park Avenue, 16th Floor
New York, New York 10016
Attention: Harry Nadler
e-mail address: harrynadler@hotmail.com

with a copy to

Steven Dreyer, Esq.
Arent Fox PLLC
1675 Broadway
New York, New York 10019
E-Mail: dreyer.steven@arentfox.com

8.            MISCELLANEOUS

8.1
Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter contained herein. All prior negotiations and agreements between the parties hereto with respect to the transactions provided for herein are superseded by this Agreement.

8.2
Waiver. No waiver of any of the provisions of this Agreement shall be effective against any party to this Agreement unless reduced in writing and duly signed by such party. The waiver by any party of any right hereunder or of any breach of any of the terms hereof or defaults hereunder shall not be deemed a waiver of any other rights or any subsequent breach or default, whether of the same or of a similar nature, and shall not in any way affect the terms hereof except to the extent of such waiver.

8.3	Amendment. This Agreement can not be amended or modified unless made in writing and duly signed by or on behalf of SGK, the SGK Shareholders and DKII.

8.4	Construction. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law and in such a way as to, as closely as possible, achieve the intended economic effect of such provision and this Agreement as a whole, but if any provision contained herein is, for any reason, held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or any other provisions hereof, unless such a construction would be unreasonable.

 8.5 Assignment. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assignees.

8.6
Costs and Expenses. Each party shall pay its own and its advisers' fees and expenses (including financial and legal advisors) incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated herein.

8.7
Non-Impairment of Rights. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

8.8
Counterparts. This Agreement may be executed in any number of counterparts, each of  which will be considered an original instrument, but all of which together will be considered one and the same agreement.

8.9	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of New York excluding the conflicts of laws provisions thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Dk investors, Inc.

By: /s/ Harry Nadler
Harry Nadler, Executive Vice President

SGK Nanostructures, Inc.

By: /s/ Norman Fuchs
Norman Fuchs, President

/s/ Lawrence Goldstein

/s/ Philip F. Palmedo

/s/ Gregory A. Konesky